Exhibit 4.46

Studio City Company Limited

Studio City Investments Limited

From:	Studio City Company Limited (as the “Borrower”); and

Studio City Investments Limited (as “Obligors’ Agent”)

To:	Deutsche Bank AG, Hong Kong Branch, in its capacity as Agent

Level 52, International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong

	Attention:	Stuart Harding, Trust and Securities Services (Fax: +852 2203 7320)

	Copy to:	Jimmy Ng/Sara Wong (Fax: + 852 2203 7215)

To:	The Lenders under the Facilities Agreement

Date:	26 October 2015

Dear Sirs,

Studio City - Amendments, Waivers and Consent Request Letter

1	Introduction and Interpretation

1.1	We refer to:

(a)	the senior HK$10,855,880,000 term loan and revolving facilities agreement dated 28 January 2013 (the “Facilities Agreement”), between, among others, Studio City Company Limited as Borrower, Studio City Investments Limited as Parent, the financial institutions named therein as Original Lenders, Deutsche Bank AG, Hong Kong Branch in its capacity as Agent and Industrial and Commercial Bank of China (Macau) Limited in its capacity as Security Agent (each as defined in the Facilities Agreement; and

(b)	the presentation prepared for and on behalf of the Borrower entitled “Studio City Company Limited - Lender Presentation” dated 23 October 2015.

1.2	Terms defined in the Facilities Agreement have, unless expressly defined in this letter, the same meaning when used in this letter.

Studio City Company Limited

Studio City Investments Limited

2	Background to the requested Amendments, Waivers and Consent

2.1	On 20 October 2015 the Macau SAR Government authorised Melco Crown (Macau) Limited to operate 250 new gaming tables and 1,233 new gaming machines at the Project, allocating 200 new gaming tables for operation on and from 27 October 2015 and additional 50 new gaming tables on and from 1 January 2016. The current authorisation to operate 250 new gaming tables is lower than the 400 new gaming tables applied for and required in order for the relevant opening conditions in the Facilities Agreement to be satisfied on or before the long stop date of 1 October 2016 (the current allocation of gaming tables being the “Current Table Allocation”).

2.2	While the Current Table Allocation does not in and of itself impede the successful opening and initial operation of the Project to the public tomorrow, 27 October 2015, Lenders are no doubt aware that the Opening Conditions under the Facilities Agreement require by no later than 1 October 2016 each of the Parent and the Technical Adviser to deliver certificates to the Agent certifying that the Project or part thereof is fully open for business to the general public, with no fewer than 400 gaming tables available for operation.

3	Request for Amendments, Waivers and Consent

3.1	In light of the Current Table Allocation, the Borrower and the Obligors’ Agent hereby request, in accordance with Clause 43 (Amendments and Waivers) of the Facilities Agreement, the consent and approval of the Majority Lenders to:

(a)	certain amendments being made to the Finance Documents as provided in Schedule 1 (Amendments) to this letter, including (among other things):

Opening Conditions	Amendments to the forms of each of the Parent’s Opening Conditions certificate and the Technical Adviser’s Opening Conditions Certificate at Schedule 20 (Forms of Opening Conditions Certificates) to the Facilities Agreement to replace the references therein to “400 gaming tables” with “250 gaming tables”, in order that the Opening Date may be designated on and from 1 January 2016 following the 50 additional gaming tables being available for use

Financial Covenants	Amendments to:
• Financial Covenant Levels - the requisite levels required for the financial covenants at paragraph 2.2 (Financial condition) of Schedule 6 (Covenants) to the Facilities Agreement

Studio City Company Limited

Studio City Investments Limited

	•	First Test Date - the first test date of each financial covenant, so that financial covenant testing commences on and from 31 March 2017

	•	Cash Cover - the definition of Cash Cover to take into account for the purposes of the Cashflow definition any use of amounts drawn from the Liquidity Account (see further below)

	•	Equity Cure - given the expected timing of the Opening Date and the revised First Test Date (as modified as set out herein) modify the Equity Cure mechanics so that they are available in respect of any Test Date, rather than in respect of the first three full Financial Quarters occurring after the Opening Date

	•	Capex covenant - clarify the current drafting of the capex covenant to make clear that on and from the Opening Date, the US$50m per year capital expenditure limit is incremental capital expenditure, over and above the otherwise budgeted capital expenditure, including in the Group Budget. Conforming change to be made to the form of the financial covenants Compliance Certificate

Completion Support and Liquidity Account	Amendments to include the creation of a new secured liquidity account to be held in the name of the Borrower to be credited with the remaining Completion Support funds in order that such funds may be utilised for Project Costs, Debt Service, the making of any Equity Cure and for the general corporate and working capital purposes of the Group

Accounts	Amendments to:

	•	DRSA - Remove the requirement to fund the Debt Service Reserve Account

	•	NDSRA - permit the Group to make withdrawals of amounts standing to the credit of the Notes Debt Service Reserve Account for certain specified purposes, including Debt Service

Studio City Company Limited

Studio City Investments Limited

	•	Liquidity Account - as noted above, the creation of a secured USD and/or HKD denominated “Liquidity Account” which will be subject to certain of the accounts procedures in the Facilities Agreement and operated in accordance with the terms of this letter

	•	Waterfall - order of use of proceeds to clarify that the remaining Term Loan Facility proceeds shall be applied towards Project Costs in priority to the use of Revenues

	•	General account mechanics - enable the accounts to operate fully and effectively on and from the Amendments, Waivers and Consent Countersignature Date by changing the applicable references from the “Opening Date” to the “Amendments, Waivers and Consent Countersignature Date”

Term Loan Facility	An amendment to remove the prohibition on the use of the proceeds of the Term Loan Facility towards the payment of amounts of interest payable under the Bondco Loan

Revolving Facility	A change in the purpose clause to permit the use of the Revolving Facility on and from the Operating Opening Date (defined below), rather than the Opening Date

(collectively, the “Amendments”);

(b)	the prospective waiver of each of the Defaults and/or Events of Default that may occur after the date of this letter as set out in Schedule 2 (Waivers) to this letter in connection with the Current Table Allocation (collectively, the “Waivers”); and

(c)	the opening and maintenance of the Liquidity Account for the purposes of the Finance Documents (including the accounts provisions in Schedule 7 (Accounts) of the Facilities Agreement) and the direction to the Agent to accordingly permit the same (collectively, the “Consent”),

Studio City Company Limited

Studio City Investments Limited

(collectively, the Amendments, Waivers and the Consent, the “Amendments, Waivers and Consent”).

3.2	We hereby request each Lender’s irrevocable consent to and approval of the Amendments, Waivers and Consent and the proposals referred to and outlined in this letter and your instruction to the Agent to execute all documentation in relation to the Finance Documents as may be necessary in order to effect such Amendments, Waivers and Consent and the proposals set out in this letter (including an amended and restated Facilities Agreement, the entry into of Transaction Security over the Liquidity Account (defined below) as provided herein, amendments to any other relevant Finance Documents to incorporate the Amendments, Waivers and Consent and any consequential and mechanical changes to the Finance Documents to reflect the terms of this letter).

4	Time for Consent and Approval

We kindly request that each of the Lenders respond to the Agent in relation to the request for consent and approval in this letter as soon as possible. The request for consent and approval referred to in this letter is made, and any Lender’s failure to respond is, subject to the provisions of Clause 43.2(c) (Exceptions) of the Facilities Agreement. For the purposes of those provisions, each Lender’s response should be received no later than 30 November 2015 (the “Consent Date”), being the date that is 25 Business Days after the date of this letter. Please confirm your consent to the Amendments, Waivers and Consent by countersigning this letter where indicated below and returning it to the Agent, with a copy by way of email to each of the Parent: denisechen@melco-crown.com and Kirkland & Ellis: FireflyCore@kirkland.com.

5	Amendment, Waiver and Consent Fees

5.1	Early Bird Fee

As consideration for consenting to the Amendments, Waivers and Consent, each Lender that provides its consent on or before 16 November 2015 (being the date that is 15 Business Days after the date of this letter) to the Amendments, Waivers and Consent, shall be entitled to, unless otherwise agreed, an early bird fee (“Early Bird Fee”) of 10 bps of its Commitment under the Facilities as at the date of this letter.

The Early Bird Fee shall be additional to, and separate from, the Consent Fee (as defined below) referred to below, and shall be paid on or before the earlier of (a) the date falling 20 Business Days after the Amendments, Waivers and Consent Countersignature Date and (b) the date of the receipt by the Borrower of the proceeds of the first Project Withdrawal (as defined in the Term Loan Facility Disbursement Agreement) made after the Amendments, Waivers and Consent Countersignature Date. No Early Bird Fee shall be payable if the Required Consent and Approvals are not obtained.

Studio City Company Limited

Studio City Investments Limited

5.2	Consent Fee

5.3	As consideration for consenting to the Amendments, Waivers and Consent, each Lender that provides its consent on or before the Consent Date to the Amendments, Waivers and Consent and the other proposals referred to in this letter, shall be entitled to, unless otherwise agreed, a consent fee (the “Consent Fee”) of 15 bps of its Commitment under the Facilities as at the date of this letter provided that consent and approval of the relevant Lenders for all of the Amendments, Waivers and Consent set out in this letter have been obtained (the “Required Consent and Approvals”).

5.4	The Consent Fee shall be paid on or before the earlier of (a) the date falling 20 Business Days after the Amendments, Waivers and Consent Countersignature Date and (b) the date of the receipt by the Borrower of the proceeds of the first Project Withdrawal (as defined in the Term Loan Facility Disbursement Agreement) made after the Amendments, Waivers and Consent Countersignature Date. No Consent Fee shall be payable if the Required Consent and Approvals are not obtained.

6	Miscellaneous

6.1	This letter is designated as a Finance Document by the Agent and the Borrower.

6.2	Please note that in the context of the Current Table Allocation this letter constitutes notice to the Agent pursuant to paragraph (k)(i) of paragraph 1.7 (Information: miscellaneous) of Schedule 6 (Covenants) of the Facilities Agreement.

6.3	The Amendments, Waivers and Consent set out in this letter shall become effective on and from the date of countersignature of this letter by the Agent confirming that the Required Consent and Approvals have been obtained (the “Amendments, Waivers and Consent Countersignature Date”).

6.4	Except as otherwise expressly provided in this letter:

(a)	the Finance Documents shall remain in full force and effect; and

(b)	no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

6.5	This letter may be executed in any number of counterparts, and this has the same effect as if the signatures or execution on such counterparts were on a single copy of this letter.

6.6	The Parent executes this letter as agent of each Obligor pursuant to its appointment under clause 2.3 (Obligors’ Agent) of the Facilities Agreement.

Studio City Company Limited

Studio City Investments Limited

6.7	Clauses 1.2 (Construction), 1.3 (Third Party Rights), 47 (Governing Law) and Clause 48 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated into this letter as if they were set out in full, mutatis mutandis, save that references therein to “this Agreement” shall be deemed to be references to this letter.

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Studio City Company Limited

Studio City Investments Limited

SCHEDULE 1

AMENDMENTS

Opening Conditions

1.	The following definition shall be added to Clause 1.1 (Definitions) of the Facilities Agreement in applicable alphabetical order:

““Amendments, Waivers and Consent Countersignature Date” has the meaning given to that term in the Amendments, Waivers and Consent Request Letter from the Parent and the Borrower to the Agent and the Lenders dated 26 October 2015.”

2.	Paragraph 3(c) of Part I (Form of Parent’s Opening Conditions Certificate) of Schedule 20 (Forms of Opening Conditions Certificates) of the Facilities Agreement shall be amended to replace the words “400 gaming tables” with the words “250 gaming tables”.

3.	Paragraph 3(c) of Part II (Form of Technical Adviser’s Opening Conditions Certificate) of Schedule 20 (Forms of Opening Conditions Certificates) of the Facilities Agreement shall be amended to replace the words “400 gaming tables” with the words “250 gaming tables”.

Financial Covenants

1.	The definition of Cashflow in paragraph 2.1 (Financial definitions) of Schedule 6 (Covenants) of the Facilities Agreement shall be amended to add a new sub-paragraph (g) as follows and the formatting to (e) and (f) shall be deemed to be adjusted accordingly:

“(g)	adding any Liquidity Amount applied by the Group for any purpose during that Relevant Period (but not taking into account any such amounts for the purposes of the calculation of Excess Cashflow),”

2.	The definition of First Test Date in paragraph 2.1 (Financial definitions) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following definition:

““First Test Date” means 31 March 2017.”

3.	Paragraph (a) of paragraph 2.2 (Financial Condition) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(a)	Cash Cover: Cash Cover in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date and each subsequent Test Date	1.00:1”

Studio City Company Limited

Studio City Investments Limited

4.	Paragraph (b) of paragraph 2.2 (Financial Condition) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(b)	Interest Cover: Interest Cover in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date	1.50:1

30 June 2017	1.75:1

30 September 2017	1.75:1

31 December 2017	2.00:1”

5.	Paragraph (c) of paragraph 2.2 (Financial Condition) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(c)	Senior Secured Leverage: Senior Secured Leverage in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date	5.25:1

30 June 2017	4.75:1

30 September 2017	4.50:1

31 December 2017	4.00:1”

Studio City Company Limited

Studio City Investments Limited

6.	Paragraph (d) of paragraph 2.2 (Financial Condition) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(d)	Total Leverage Ratio: Total Leverage Ratio in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date	9.00:1

30 June 2017	8.25:1

30 September 2017	7.75:1

31 December 2017	7.00:1”

7.	Paragraph (e)(ii) of paragraph 2.2 (Financial Condition) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(ii)	The aggregate Capital Expenditure of the Obligors in respect of each of:

(A)	the period starting on the Opening Date and ending on the date following 12 Months thereafter; and

(B)	the immediately subsequent period of 12 Months,

shall not exceed the aggregate of US$50,000,000 (or its equivalent in other currencies), any amount of Capital Expenditure specified or referred to in sub-paragraph (i) above (whether made, committed or incurred before or after the Opening Date) and any amounts available for the payment of a dividend pursuant to paragraph (b) of the definition of “Permitted Distribution” in Clause 1.1 (Definitions) in each such period.”

Studio City Company Limited

Studio City Investments Limited

8.	Paragraph (a) of paragraph 2.4 (Equity Cure) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(a)	If the requirements in respect of the financial covenants in sub-paragraphs (a) (Cash Cover), (b) (Interest Cover), (c) (Senior Secured Leverage) or (d) (Total Leverage Ratio) set out in paragraph 2.2 (Financial Condition) on a Test Date (a “Relevant Test Date”) are not satisfied (such covenant, an “At Risk Financial Covenant”), and if the Borrower receives or has received cash proceeds of a New Shareholder Injection (including, the proceeds of any New Shareholder Injection standing to the credit of the Liquidity Account) and in an amount no greater than the minimum amount necessary to remedy non-compliance of each At Risk Financial Covenant in respect of such Relevant Test Date (and the words “by an amount up to the Cure Amount” when used below shall be read accordingly (the amount thereof the “Cure Amount”) prior to the delivery to the Agent of the Compliance Certificate in respect of such Relevant Test Date, and if the Borrower either applies the Cure Amount in prepaying the Term Loan Facility in accordance with Clause 9.4 (Voluntary prepayment) or deposits the Cure Amount in the Mandatory Prepayment Account (and irrevocably directs that the same be applied towards the voluntary prepayment of the Term Loan Facility in accordance with Clause 9.4 (Voluntary prepayment) on the last day of the then current Interest Period), then each At Risk Financial Covenant shall be recalculated in respect of such Relevant Test Date after giving effect to the following pro forma adjustments:

(i)	Cashflow shall be increased (solely for the purpose of re-calculating Cash Cover as at such Relevant Test Date and not for any other purpose) by an amount up to the Cure Amount; and

(ii)	Consolidated EBITDA shall be increased (solely for the purpose of re-calculating Interest Cover, the Total Leverage Ratio and Senior Secured Leverage as at such Relevant Test Date and not for any other purpose) by an amount up to the Cure Amount, provided that the Cure Amount included in any such pro forma adjustments may not exceed 30 per cent. of the target Consolidated EBITDA or Cashflow for the relevant Financial Quarter (being the Consolidated EBITDA or, as the case may be, Cashflow, required for the relevant At Risk Financial Covenants to have been satisfied, as calculated on an annualised basis (such recalculation, pro forma adjustments and prepayments being together, the “Equity Cure”)).”

9.	Paragraph (c) of paragraph 2.4 (Equity Cure) of Schedule 6 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(c)	No more than two such cures and recalculations are permitted during the term of the Facilities.”

10.	Paragraph (e) of Schedule 13 (Form of Compliance Certificate) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(e)	Capital Expenditure for the period from [●] ending on [●] was [●]. Therefore Capital Expenditure during that period [was/was not] in excess of the maximum expenditure permitted under the Facilities Agreement in that period [and the covenant contained in paragraph 2 (Financial covenants) of Schedule 6 [has/has not] been complied with];”

Studio City Company Limited

Studio City Investments Limited

Accounts

1.	The following definition shall be added to Clause 1.1 (Definitions) of the Facilities Agreement in applicable alphabetical order:

““Operating Opening Date” means the later of 27 October 2015 and the Amendments, Waivers and Consent Countersignature Date.”

2.	For the purposes of sub-paragraph (a) of paragraph 4.1 (Services and Right to Use Agreement), paragraph 5 (Non Gaming Receipts), sub-paragraph (c)(iii) of paragraph 6.2 (Withdrawals), sub-paragraph (b) of paragraph 7.1 (Deposits) and paragraph 7.2 (Withdrawals) of Schedule 7 (Accounts) to the Facilities Agreement, the words “Opening Date” shall be deleted in their entirety and replaced with the words “Operating Opening Date”.

3.	Sub-paragraph (a) of paragraph 6.2 (Withdrawals) of Schedule 7 (Accounts) to the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“(a)	for payment (subject to this Agreement and the other Finance Documents) of Remaining Project Costs (to the extent that there are no proceeds remaining in the Term Loan Facility Disbursement Account), budgeted capital expenditure and, all other budgeted operating expenditure including, after the opening date therefor, in respect of the Phase II Project (unless otherwise provided for in paragraphs 4 (Gaming Receipts) and 5 (Non Gaming Receipts) of this Schedule 7 or sub paragraphs (b) to (h) below) and taxes then due and payable;”

4.	Paragraph 8 (Debt Service Reserve Account) of Schedule 7 (Accounts) to the Facilities Agreement shall be deleted in its entirety and marked “Intentionally deleted.” and any references to the Debt Service Reserve Account and any related obligations shall be ignored for all purposes of the Finance Documents (other than the Transaction Security Document securing the Debt Service Reserve Account).

5.	Paragraph 11.2 (Note Debt Service Reserve Account) of Schedule 7 to the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“11.2 Withdrawal

The Borrower (in its discretion) may apply amounts standing to the credit of the Note Debt Service Reserve Account for any or all of the following purposes:

(a)	to make payment of amounts due and payable under the High Yield Notes;

(b)	to make payment of amounts due and payable under the Facilities; or

(c)	to fund the Debt Service Accrual Account.

Studio City Company Limited

Studio City Investments Limited

Following an acceleration of the High Yield Notes and/or of the Facilities, the Agent (in its discretion) may apply amounts standing to the credit of the Note Debt Service Reserve Account for any or all of the following purposes:

(i)	to make payment of amounts due and payable under the High Yield Notes (whether scheduled or by way of acceleration) but which remain (for whatever reason) unpaid by payment of interest on and/or repayment of the Bondco Loan; or

(ii)	to make payment of amounts due and payable under the Facilities (whether scheduled or by way of acceleration) but which remain (for whatever reason) unpaid.”

Completion Support and Liquidity Account

1.	The definition of Available Funding shall be amended to add a new sub-paragraph (h) as follows and the formatting to (f) and (g) shall be deemed to be adjusted accordingly:

“(h)	any amounts standing to the credit of the Liquidity Account.”

2.	The definition of Completion Support Release Date in Clause 1.1 (Definitions) of the Facilities Agreement shall be deleted in its entirety and replaced with the following definition:

““Completion Support Release Date” means a date notified and designated by the Borrower to the Agent on no less than 5 Business Days’ notice as the “Completion Support Release Date”.”

3.	The following definitions shall be added to Clause 1.1 (Definitions) of the Facilities Agreement in applicable alphabetical order:

““Liquidity Account” means an account:

(a)	denominated in US Dollars and/or HK Dollars, held in the Macau SAR or the Hong Kong SAR by the Borrower with an Acceptable Bank;

(b)	identified in a letter between the Parent and the Agent as the Liquidity Account; and

(c)	no later than the Completion Support Release Date, subject to Security in favour of the Security Agent (which Security shall be in form and substance substantially similar to any fixed ranking account Transaction Security or otherwise in a form and substance reasonably satisfactory to the Agent and the Security Agent),

Studio City Company Limited

Studio City Investments Limited

as the same may be redesignated, substituted or replaced from time to time.

“Liquidity Amount” has the meaning given to that term in Clause 3.40 (Liquidity Amount).”

4.	The Majority Lenders direct the Agent to consent to the opening and maintenance of the Liquidity Account for the purposes of paragraph 1.7 (Other Accounts) of Schedule 7 (Accounts) of the Facilities Agreement.

5.	The Majority Lenders consent to the designation of the Liquidity Account as an “Account” for the purposes only of the definition of “Available Funding” in clause 1.1 (Definitions) of the Facilities Agreement and Schedule 7 (Accounts) of the Facilities Agreement.

6.	Paragraph 3.36 (Order of Funding) of Schedule 4 (Covenants) of the Facilities Agreement shall be deleted in its entirety and replaced with the following:

“3.36 Order of Funding

The Borrower shall ensure that funds available to finance the payment of Project Costs are used in the following order:

(a)	firstly, proceeds of the Equity Contribution;

(b)	secondly, proceeds of the High Yield Notes;

(c)	thirdly:

(i) proceeds of the Term Loan Facility and

(ii) utilisations by way of Letter of Credit under the Revolving Facility prior to the Opening Date (subject to the limits referred to herein);

(d)	fourthly, utilisations other than by way of Letter of Credit of the Revolving Facility to the extent available to pay Project Costs; and

(e)	fifthly, at the Borrower’s election as regards order and source, proceeds sourced under the Completion Support Agreement, from the Liquidity Account and/or the Revenue Account.”

Studio City Company Limited

Studio City Investments Limited

7.	The following new paragraph 3.40 (Liquidity Amount) shall be added to Schedule 6 (Covenants) of the Facilities Agreement:

“3.40 Liquidity Amount

The Borrower shall procure that on the Completion Support Release Date all amounts of Completion Support remaining at that point in time are immediately contributed to it, by way of Subordinated Debt or as otherwise permitted by the Finance Documents (such amount constituting the “Liquidity Amount”) and deposited in the Liquidity Account and that no later than the Completion Support Release Date the Borrower shall grant or have granted Security in favour of the Security Agent in accordance with the definition of Liquidity Account. The Borrower may only apply any of the Liquidity Amount received by it (and any interest accrued thereon) in and towards the general corporate and working capital purposes of the Group, including any payment in or towards the payment of Project Costs, Debt Service, other payments under or in connection with the Finance Documents and the making of any Equity Cure.”

Term Loan Facility

1.	Paragraph (c)(i) of Clause 5.5 (Limitation on Utilisations) of the Facilities Agreement shall be deleted in its entirety and replaced with the following paragraph:

“(i)	principal, fees or other finance payments (or other amounts) (other than interest) payable under the Bondco Loan;”

Studio City Company Limited

Studio City Investments Limited

Revolving Facility

1.	Paragraph (b) of Clause 3.1 (Purpose) shall be deleted in its entirety and replaced with the following paragraph:

“(b)	subject to Clause 5.5 (Limitations on Utilisations), the Borrower shall apply amounts borrowed by it under the Revolving Facility towards any or all of the following:

(i)	by way of Letters of Credit up to an aggregate maximum amount of HK$387,710,000;

(ii)	subject to paragraph (iii) below, by way of Loans and/or (subject to paragraph (i) above) by way of Letters of Credit on and after the Operating Opening Date, for the financing of the general corporate purposes and/or working capital needs of the Group; and

(iii)	on and after the Operating Opening Date, funding each of the Debt Service Accrual Account and the High Yield Note Debt Service Accrual Account if the Debt Service Accrual Account, or, as the case may be, the High Yield Note Debt Service Accrual Account, is not funded to the level required by the terms of Schedule 7 (Accounts) (and (after the Operating Opening Date only) until each of the Debt Service Accrual Account and the High Yield Note Debt Service Accrual Account are funded to the required level, the Revolving Facility shall not be available for any other purpose), and further provided that, other than amounts borrowed by way of Letter of Credit and amounts utilised for the purposes of providing cash collateral, no amounts borrowed under the Revolving Facility may be utilised for any purpose for which the Term Loan Facility may be utilised.”

Studio City Company Limited

Studio City Investments Limited

SCHEDULE 2

WAIVERS

1.	A prospective waiver of any future breach of paragraph 4 (Misrepresentation) of Part I (Events of Default) of Schedule 9 (Events of Default and Review Events) of the Facilities Agreement caused by or resulting from any Obligor being unable to make the Repeating Representations at the following paragraphs of Schedule 5 (Representations and Warranties) to the Facilities Agreement:

(a)	paragraph 6 (Validity and admissibility in evidence), as the requirement to obtain an authorisation for the allocation of 400 gaming tables from the Macau SAR Government (which is required to enable each Obligor to comply with its obligations under the Transaction Documents to which it is a party) has not been obtained (and is unlikely to be obtained by 1 October 2016); and

(b)	sub-paragraph (g)(iv) of paragraph 14 (Financial Statements), as any Project Schedule supplied under the Agreement does not indicate that the Opening Date will be achieved on or before the Opening Long Stop Date.

2.	A prospective waiver of any future breach of paragraph 13 (Project Completion) of Part I (Events of Default) of Schedule 9 (Events of Default and Review Events) of the Facilities Agreement caused by or resulting from the Technical Adviser determining that the Opening Date is not likely to occur on or prior to the Opening Long Stop Date and the Construction Completion Date is not likely to occur on or prior to the Construction Completion Long Stop Date.

Yours faithfully,

/s/ Geoffrey Davis
for and behalf of
Studio City Company Limited
in its capacity as Borrower under and as defined in the Facilities Agreement

/s/ Geoffrey Davis
for and behalf of
Studio City Investments Limited
in its capacity as Obligors’ Agent under and as defined in the Facilities Agreement

FORM OF ACKNOWLEDGEMENT

Lenders

We consent to / do not consent to1 the Amendments, Waivers and Consent and the matters set out in this letter and we instruct the Agent to execute all such documentation in relation to the Finance Documents as may be necessary in order to effect such Amendments, Waivers and Consent and the proposals set out in this letter.

for and on behalf of

Name:

Position and Title:

Date:

Agent

Pursuant to Clause 43 (Amendments and Waivers) of the Facilities Agreement, the Agent hereby confirms that it has received the consent of the Majority Lenders to the Amendments, Waivers and Consent and the matters set out in this letter and that the Amendments, Waivers and Consent shall each become effective on and from the date of countersignature of this letter by the Agent.

for and behalf of
Deutsche Bank AG, Hong Kong Branch

Name:

Position and Title:

Date:

[1]	Delete as applicable